Exhibit 10.30
RETIREMENT AGREEMENT
THIS RETIREMENT AGREEMENT (the “Agreement”) is entered into as of February 28, 2018 (the “Effective Date”), by and between El Pollo Loco, Inc. (the “Company”) and Stephen J. Sather (“Executive”) (together, the “Parties”).
R E C I T A L S
WHEREAS, Executive is employed by the Company as its Chief Executive Officer and President pursuant to his Amended and Restated Employment Agreement entered into with the Company dated as of January 13, 2011 (the “Employment Agreement”); and
WHEREAS, the Parties now wish to make arrangements regarding Executive’s resignation and subsequent retirement and to resolve, fully and finally, all outstanding matters between them.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.    EXECUTIVE’S RESIGNATION AND RETIREMENT.
a.    Effective as of March 12, 2018 (the “Resignation Date”), Executive shall resign from his positions as Chief Executive Officer and President of the Company and as a member of the board of directors of the Company and Executive hereby agrees that he will execute any and all documents necessary to effect such resignations. Each of Executive and the Company acknowledges that the Employment Agreement will not be extended or renewed. From the Resignation Date through the Retirement Date (as defined below), Executive shall remain employed by the Company as a Special Advisor and in such capacity shall provide services as are reasonably required to assist the new Chief Executive Officer with his transition (the “Services”). The Parties reasonably expect that the performance of the Services will not require Executive to work more than twenty percent (20%) of the average level of services performed by Executive during the thirty-six (36) months immediately preceding the Resignation Date. All Services shall be performed by Executive with a level of skill and care generally exercised by others performing the same or similar services. In performing the Services, Executive shall comply fully with all applicable laws, and all applicable policies of the Company and its affiliates. In exchange for the Services performed hereunder:
(i)    the Company agrees to pay Executive the base salary to which he was entitled immediately prior to the Resignation Date, payable in regular installments in accordance with the Company’s usual payment practices;
(ii)    the Company agrees to provide Executive with the health insurance, retirement benefits and fringe benefits to which he was entitled immediately prior to the Resignation date, in accordance with the terms of the Company’s employee benefit plans;
(iii)    Executive shall continue to receive the automobile allowance and related benefits on the same terms and conditions as Executive was entitled to receive from the Company immediately prior to the Resignation Date; and
(iv)    Reimbursement, in accordance with Company policies, for reasonable, documented business expenses incurred by Executive in the performance of the Services.
b.    Executive shall retire from the Company effective as of March 31, 2018 (the “Retirement Date”). Executive hereby agrees that his employment with the Company and his retention of any other position he may hold with the Company shall terminate as of the Retirement Date, and he will execute any and all documents necessary to effect such termination. No later than the Retirement Date, Executive shall return to the Company all files, records, credit cards, keys, computers, mobile phones, tables, PDAs, equipment and all other Company property or documents maintained by Executive for the Company’s use or benefit. No later than the Retirement Date, the Company shall pay Executive the aggregate of the accrued but unpaid compensation and benefits owed to him through the Retirement Date (the “Accrued Compensation”), which shall include payment for 240 accrued but unused vacation days. Executive’s entitlement to the Accrued Compensation is in no way conditioned on Executive executing a release of claims.
2.    EQUITY.
a.        The Parties acknowledge and agree that Executive is party to award agreements (the “Award Agreements”), dated April 16, 2012 and May 11, 2016, entered into pursuant to the terms of the El Pollo Loco Holdings, Inc. 2014 Omnibus Equity Incentive Plan (the “Plan”) under which Executive has been granted stock options to purchase shares of common stock of the Company (the “Options”). The Parties acknowledge and agree that other than the Options set forth on Exhibit A, Executive holds no stock options or equity interests in the Company, vested or unvested, as of the Retirement Date.

b.        Notwithstanding anything to the contrary in the Plan or the Award Agreements and provided that Executive is in compliance with the terms set forth herein and provided further that Executive has timely executed the Release following the Retirement Date and has not revoked the Release and the Release has become effective within thirty (30) days following the Retirement Date, in consideration of the terms, representations and releases in this Agreement and the Release, within five (5) days of the expiration of the revocation period set forth in the Release, the portion of the Options that are scheduled to vest in May 2018 shall fully vest and be exercisable as of the Retirement Date. All Options that are unvested as of the Retirement Date shall be forfeited. All Options that are vested as of the Retirement Date shall remain exercisable until the tenth (10th) anniversary of each applicable Date of Grant (as defined in each applicable Award Agreement) (the “Consideration”). The “Release” means the release attached hereto as Exhibit B.
c.        Executive acknowledges and agrees that:
(i)    the effectiveness of the Release shall have no effect on the effectiveness of this Agreement, which shall be in full force and effect and binding upon the Parties upon and from its date of execution, provided that if Executive does not sign the Release or the Release does not become effective, then Executive shall have no right to the Consideration described in Section 2(b);
(ii)    Executive would not otherwise be entitled to receive the Consideration in the absence of Executive’s execution (and non-revocation) of the Release; and
(iii)    this Agreement and Executive’s resignation as the Chief Executive Officer and President of the Company and as a member of the board of directors of the Company and his retirement from the Company do not constitute grounds for Executive to terminate his employment with Good Reason (as defined in the Employment Agreement) or in any other applicable agreement between Executive and the Company. Upon Executive’s resignation from such positions and his retirement from the Company, he shall not be entitled to any cash severance or termination benefits that would otherwise be payable under the Employment Agreement.
3.    RESTRICTIVE COVENANTS AND REMEDIES.
a.        Executive hereby acknowledges and agrees that following the Retirement Date any applicable restrictive covenants, including Section 8, Section 9 and Section 10 of the Employment Agreement (the “Restrictive Covenants”), shall remain in full force and effect.

b.        Upon any breach by Executive of the Restrictive Covenants, this Agreement or the Release, Executive shall forfeit all of his unexercised Options and any and all rights with respect to such Options, which forfeiture shall not limit, restrict or otherwise affect his continuing obligations under the Restrictive Covenants. In addition, if Executive materially fails to comply with or otherwise materially breaches any of the promises, representations or releases in or made a part of this Agreement, the Company may seek additional relief or remedy as provided under applicable law.
4.    CODE SECTION 409A COMPLIANCE. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
5.    DEFEND TRADE SECRETS ACT.
a.        Notwithstanding anything set forth in this Agreement or the Release to the contrary, Executive shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Executive required to notify the Company regarding any such reporting, disclosure or cooperation with the government.
b.        Pursuant to Section 1833(b) of the Defend Trade Secrets Act of 2016, Executive acknowledges that he shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with Section 1833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such section.
6.    REPRESENTATIONS. Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:
a.    Executive acknowledges that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Company Released Parties and that by entering into this Agreement neither of the Parties admits any liability or wrongdoing of any kind. If Executive elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Company Released Parties believed Executive was treated unlawfully in any respect.
b.    Executive acknowledges that neither this Agreement nor his resignation or retirement hereunder constitutes grounds for Executive to terminate his employment for Good Reason as defined in the Employment Agreement or any other applicable agreement between the Company and Executive.
c.    Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive acknowledges that prior to signing this Agreement, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Agreement.
d.    Executive and the Company, on behalf of himself and itself respectively, acknowledge and agree that he and it knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that neither party was fraudulently induced or coerced to enter into this Agreement.

e.    Executive and the Company each represent and warrant to the other that he and it have the capacity and authority to enter into this Agreement and to be bound by its terms.
7.    MUTUAL NON-DISPARAGEMENT. Executive agrees that he will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Company, its products or services, and any of its present or former officers, directors or employees. The Company (limited to its officers and directors) agrees that it will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of Executive. Nothing in this Section 7 shall prohibit either of the Parties from providing truthful information in response to a valid subpoena or other legal process or otherwise required by law.
8.    COOPERATION. Executive agrees that he will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Agreement or for the Company to comply with applicable securities laws. Executive further agrees that he will cooperate with the Company concerning reasonable requests for information about the business of the Company or any of its affiliates or Executive’s involvement and participation therein; the transition of duties to others within the Company; the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates which relate to events or occurrences that transpired while Executive was employed by the Company or matters of which Executive has knowledge or information, and in connection with any audit, investigation or review by any federal, state, or local regulatory, quasi-regulatory or self-governing authority, or any internal investigation, relating to such events or occurrences. Executive’s cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers and employees of the Company, its affiliates and/or its counsel at reasonable times and locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of the Company and without the need for a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company and Executive shall cooperate in good faith to schedule any meetings or discussions pursuant to this Section 8 so as not to conflict with Executive’s other obligations. The Company shall reimburse Executive for any reasonable and documented out-of-pocket expenses, including travel, hotel, and meal or similar expenses, incurred in connection with providing his cooperation for which he has obtained prior, written approval from the Company.
9.    GOVERNING LAW. This Agreement and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules, except as preempted by federal law.

10.    SUCCESSORS AND ASSIGNS. Executive agrees that this Agreement will be binding upon, and pass to the benefit of, the successors and assigns of the Company. Any payments and benefits due to the Executive hereunder shall be payable to his estate or representative in the event of his death or disability.
11.    AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.
12.    DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
13.    COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.
14.    NOTICES. All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:
If to the Company:
El Pollo Loco, Inc.
3535 Harbor Boulevard, Suite 100
Costa Mesa, California 92626
Attention: Vice President, Legal
If to Executive:
Stephen J. Sather
at the most recent address in the payroll records of the Company
15.    ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and, except as otherwise provided herein, supersedes all prior discussions, agreements and understandings of every kind and nature between the Parties hereto and neither of the Parties shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. Effective as of the date hereof, the Employment Agreement is hereby terminated and this Agreement satisfies all entitlements set forth in the Employment Agreement; provided, however, that the Restrictive Covenants shall remain in full force and effect. The Release does not supersede the July 24, 2014 Director and Officer

Indemnification Agreement between Executive and the Company ("Indemnification Agreement").  Notwithstanding anything contained herein to the contrary, the Company will continue to indemnify Executive pursuant to the Indemnification Agreement for any Indemnifiable Event (as defined in the Indemnification Agreement), whether occurring before, on or after the date of the Release.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

EL POLLO LOCO, INC.	STEPHEN J. SATHER

/s/ Edith R. Austin	/s/ Stephen J. Sather
By: Edith R. Austin
Its: Corporate Secretary Date: 02/28/2018	Date: 02/28/2018

EXHIBIT A

EXHIBIT B
EXECUTIVE’S WAIVER AND RELEASE OF CLAIMS
(“RELEASE”)
a.    In exchange for the Consideration (as defined in Section 2(b) of the Retirement Agreement dated as of February 28, 2018 between the undersigned Executive and El Pollo Loco, Inc. (the “Company”), Executive hereby forever waives, releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties, or any of them, arising out of or relating in any way to Executive’s employment with, or retirement from, the Company, or otherwise relating to any of the Company Released Parties from the beginning of time to the date of execution of this Release (the “Executive’s Release”). The Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, discrimination, retaliation, failure to accommodate, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended and California Labor Code Section 1400 et seq.; the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Workers Benefit Protection Act, as amended (the “OWBPA”); and the age discrimination provisions of the California Fair Employment and Housing Act; provided, however, that Executive is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Release; provided, further, that this Release does not waive, release or otherwise discharge any claim or cause of action arising (i) from a breach by the Company of the Agreement or (ii) with respect to any payments or benefits to which Executive is entitled under the Agreement, (iii) with respect to any right to indemnification under any director's and officer's liability insurance policy now or previously in force or under the July 24, 2014 Director and Officer Indemnification Agreement between Executive and the Company (the "Indemnification Agreement") (whether such claim or cause of action relates to an Indemnifiable Event (as defined in the Indemnification Agreement), occurring before, on or after the date of this Release) or (iv) that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims for indemnification under applicable law.
b.    For the purpose of implementing a full and complete release, Executive understands and agrees that this Release is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties and this Release extinguishes those claims. Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
c.    This Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) are hereby barred.
d.    Executive has been informed and understands and agrees that he has twenty-one (21) calendar days after receipt of this Release to consider whether to sign it. Executive has been informed and understands and agrees that he may revoke this Release at any time during the seven (7) calendar days after this Release is signed and returned to the Company, in which case none of the provisions of this Release will have any effect. Executive acknowledges and agrees that if he wishes to revoke this Release, he must do so in writing, and that such revocation must be signed by Executive and delivered by hand, overnight mail or fax to 714-599-5593 to the attention of the Vice President, Legal of the Company so that it is received by the Vice President, Legal of the Company no later than the seventh (7th) day after Executive has signed the Release. Executive acknowledges and agrees that, in the event Executive either fails to sign or revokes this Release, he shall have no right to receive the Consideration.
e.    Executive acknowledges and agrees that prior to signing this Release, he has read and understood each and every provision of this Release. Executive further acknowledges and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Release, has done so or, after careful review and consideration, has chosen of his own volition not to do so.

f.    Executive acknowledges and agrees that he knowingly and voluntarily entered into this Release with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Release.
g.    This Release shall be effective upon the eighth (8th) calendar day following the date that Executive executes this Release, provided, however, that Executive does not revoke or attempt to revoke his acceptance of this Release prior to such date in accordance with the provisions of Section (d) above.
h.    Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Retirement Agreement entered into by and between the Company and Executive in connection with the execution of the Release.

STEPHEN J. SATHER (“Executive”)

/s/ Stephen J. Sather

Date: 02/28/2018

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